UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kevin B. Rollins
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |3/23/ |M   | |274000            |A  |$0.881     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/23/ |M   | |276000            |A  |$0.881     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/23/ |S   | |50000             |D  |$27.1875   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/23/ |S   | |50000             |D  |$27.125    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/23/ |S   | |100000            |D  |$27.0625   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/23/ |S   | |350000            |D  |$27.00     |10965              |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |2391               |I     |Employer 401(k) Plan       |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$0.881  |3/23/|M   | |274000     |D  |1    |4/1/0|Common Stock|274000 |N/A    |512000      |D  |            |
ions                  |        | 2001|    | |           |   |     |6    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$0.881  |3/23/|M   | |276000     |D  |1    |4/1/0|Common Stock|276000 |N/A    |2651000     |D  |            |
ions                  |        | 2001|    | |           |   |     |6    |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.446  |     |    | |           |   |2    |7/11/|Common Stock|       |       |1120000     |D  |            |
ions                  |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.26   |     |    | |           |   |3    |7/18/|Common Stock|       |       |400000      |I  |By Trust    |
ions                  |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$10.157 |     |    | |           |   |4    |12/22|Common Stock|       |       |1200000     |D  |            |
ions                  |        |     |    | |           |   |     |/07  |            |       |       |            |   |            |
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Nonqualified Stock Opt|$12.738 |     |    | |           |   |1    |3/20/|Common Stock|       |       |353584      |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |5    |7/17/|Common Stock|       |       |259540      |I  |By Family L.|
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |P.          |
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Nonqualified Stock Opt|$37.5938|     |    | |           |   |6    |8/22/|Common Stock|       |       |250000      |D  |            |
ion                   |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$30.43  |     |    | |           |   |7    |3/26/|Common Stock|       |       |201577      |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$37.5938|     |    | |           |   |8    |8/22/|Common Stock|       |       |250000      |D  |            |
ions                  |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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Nnonqualified Stock Op|$43.438 |     |    | |           |   |9    |3/02/|Common Stock|       |       |750000      |D  |            |
tions                 |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |10   |9/23/|Common Stock|       |       |116365      |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$45.90  |     |    | |           |   |11   |3/24/|Common Stock|       |       |94727       |D  |            |
ions                  |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |12   |9/23/|Common Stock|       |       |174545      |I  |By Family L.|
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |P.          |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Currently exercisable.
2. Exercisable in accordance with the following schedule: 224,000 shares on 7/11 of each year from 1997 through 2001.
3. Exercisable in accordance with the following schedule: 80,000 shares on 7/18 of each year from 1998 through 2002.
4. Exercisable in accordance with the following schedule: 240,000 shares on 12/22 of each year from 1998 through 2002.
5. Exercisable in accordance with the following schedule: 51,908 shares on 7/17 of each year from 1999 through 2003.
6. Exercisable according to the following schedule: 50,000 shares on 8/22 of each year from 2003 through 2007.
7. Exercisable according to the following schedule: 50,394 shares on 3/26/00 and 3/26/01 and 100,789 shares on 3/26/02.
8. Exercisable according to the following schedule: 50,000 shares on 8/22 of each year from 2001 through 2005.
9. Exercisable according to the following schedule: 150,000 shares on 3/2 of each year from 2001 through 2005.
10. Exercisable according to the following schedule: 23,273 shares on 9/23 each year from 2000 though 2004.
11. Exercisable according to the following schedule: 23,681 shares on 3/24/01, 23,682 shares on 3/24/02 and 47,364 shares on 3/24/03.
12. Exercisable according to the following schedule: 34,909 shares on 9/23 each year from 2000 through 2004.